SECURITIES AND EXCHANGE COMMISSION
                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                              INDIANA ENERGY, INC.
             (Exact name of registrant as specified in its charter)

                                     INDIANA
         (State or other jurisdiction of incorporation or organization)

                                   35-1654378
                      (I.R.S. Employer Identification No.)

                           1630 North Meridian Street
                           Indianapolis, Indiana 46202
                                 (317) 926-3351
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

            Lawrence A. Ferger, Chairman and Chief Executive Officer
                              Indiana Energy, Inc.
                           1630 North Meridian Street
                           Indianapolis, Indiana 46202
                                 (317) 926-3351
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                    Copy to:
                          Catherine L. Bridge, Esquire
                               Barnes & Thornburg
                            11 South Meridian Street
                           Indianapolis, Indiana 46204

         Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement pursuant to the dividend reinvestment and stock purchase plan described herein.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. /X/*

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. / /*

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. /__/ ___

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. /__/ __

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

* The Automatic Dividend Reinvestment and Stock Purchase Plan of registrant allows participation by eligible non-shareholder employees of Indiana Energy, Inc. and its subsidiaries.


                                           Calculation of Registration Fee
======================================================================================================================
  Type of each class                            Proposed maximum          Proposed maximum
   of securities to         Amount to be       offering price per        aggregate offering           Amount of
     be registered           registered             unit (1)                  price (1)              registration fee
----------------------------------------------------------------------------------------------------------------------
      Common Stock             200,000              $20.8125                 $4,162,500               $1,157.00
----------------------------------------------------------------------------------------------------------------------
     Common Share
    Purchase Rights            200,000                 (2)                       (2)                     (2)
======================================================================================================================

(1)      Estimated solely for the purpose of calculating the registration fee.
(2) Any value attributable to the Common Share Purchase Rights is reflected in the value of the Common Stock.

         Pursuant to Rule 429 under the Securities Act of 1933, the Prospectus which constitutes a part of this Registration Statement also relates to an aggregate of 500,000 shares of the Registrant's common stock registered on Form S-3, Registration Statement No. 33-62439. Of these 500,000 shares, 334,844 shares remain available for sale pursuant to such Registration Statement. The amount of the filing fee associated with these remaining securities which was previously paid to the Commission is $2,468.00.

                                     PART I

                       INFORMATION REQUIRED IN PROSPECTUS


                              INDIANA ENERGY, INC.

                         AUTOMATIC DIVIDEND REINVESTMENT
                             AND STOCK PURCHASE PLAN
                   Amended and Restated as of January 27, 1999

                                   ----------

         Indiana Energy, Inc. (the "Corporation") hereby offers the holders of record of its shares of Common Stock, without par value ("Common Stock"), and its eligible employees and those of its wholly-owned subsidiaries ("Employees") the opportunity to purchase its shares of Common Stock through an Automatic Dividend Reinvestment and Stock Purchase Plan (the "Plan"). The shares of Common Stock purchased will either be shares purchased on the open market or newly issued shares. The Plan permits Common Stock dividends to be reinvested beginning on any dividend payment date (usually March 1, June 1, September 1 and December 1) and voluntary cash payments to be invested in Common Stock beginning on the first day of each month, or the next succeeding trading day if any such date is not a trading day (the "Investment Dates"), at a price equal to (a) in the case of shares purchased on the open market, the weighted average price of the shares of Common Stock purchased for the month, or (b) in the case of new issue shares, the closing price of those shares as published in The Wall Street Journal in its report NYSE Composite Transactions ("Composite Tape") on the Investment Date. (See answer to Question 13). The Plan permits shareholders to make voluntary cash payments of not less than $25 per month nor more than $50,000 in a calendar year to purchase shares of Common Stock beginning on the Investment Dates at prices determined in the same manner. These voluntary cash payments may be made whether or not a shareholder authorizes the reinvestment of Common Stock dividends. The closing sales price of the Common Stock on the Composite Tape on February 1, 1999, was $22.00.

         The Plan is administered by First Chicago Trust Company of New York, at the expense of the Corporation. No brokerage commissions will be charged on new issue shares of Common Stock purchased under the Plan. Any brokerage commissions resulting from open market purchases will be paid by the Corporation.

         This Prospectus relates to 534,844 shares of Common Stock, without par value, of the Corporation registered for purchase under the Plan.

         You should retain this Prospectus for future reference.

THE SECURITIES & EXCHANGE COMMISSION HAS NOT JUDGED WHETHER THESE SECURITIES ARE
  GOOD INVESTMENTS OR WHETHER THE INFORMATION IN THIS PROSPECTUS IS ACCURATE OR
     ADEQUATE. ANYONE WHO INDICATES OTHERWISE IS COMMITTING A FEDERAL CRIME.

                                   ----------

                The date of this Prospectus is February 12, 1999

                               GENERAL INFORMATION

         Indiana Energy, Inc. is a holding company incorporated under the laws of the State of Indiana on October 24, 1985. Pursuant to an Agreement and Plan of Exchange, effective February 28, 1986, all shares of Common Stock of Indiana Gas Company, Inc. ("Indiana Gas") outstanding on February 28, 1986, were deemed to have been exchanged on that date for shares of Common Stock of the Corporation, on a share for share basis, and all holders of Indiana Gas Common Stock on that date became holders of Corporation Common Stock. Thus, Indiana Gas, effective such date, became a subsidiary of the Corporation. Indiana Gas is engaged in the business of providing gas utility services to customers in the north central, central and southern portions of Indiana. Indiana Gas was incorporated in 1945; however, its predecessor companies date back to the 1850s. The principal executive offices of the Corporation are located at 1630 North Meridian Street, Indianapolis, Indiana 46202; its telephone number is (317) 926-3351.

         The Corporation is subject to the informational requirements of the Securities Exchange Act of 1934 and files reports, proxy statements and other information with the Securities and Exchange Commission ("Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices: 7 World Trade Center, Suite 1300, New York, New York 10048; and 500 W. Madison Street, Chicago, Illinois 60661-2511. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, by calling the Commission at 1-800-SEC-0330 or by e-mail at help@sec.gov, and may be available on the Commission's website: http://www.sec.gov. The Common Stock is traded on the New York Stock Exchange. Reports, proxy material and other information concerning the Corporation can also be inspected at the offices of the New York Stock Exchange, 11 Wall Street, New York, New York 10005.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         The Annual Report of the Corporation on Form 10-K for the fiscal year ended September 30, 1998, the Proxy Statement of the Corporation dated December 4, 1998, Current Report of the Corporation on Form 8-K filed January 27, 1999, the Quarterly Report of the Corporation on Form 10-Q for the quarterly period ended December 31, 1998, and the description of the Corporation's Common Stock contained in the Corporation's Registration Statement on Form S-4 (Reg. No. 33-1263) which became effective on November 26, 1985, are incorporated by reference into this Prospectus. All documents subsequently filed by the Corporation pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the termination of the offering shall be deemed to be incorporated by reference into this Prospectus. You should disregard anything contained in an earlier document which is inconsistent with the information included in this Prospectus.

         You may request and the Corporation will furnish you without charge, a copy of any or all of the documents described above, other than exhibits not incorporated by reference into those documents. Such request should be addressed to Shareholder Relations, Indiana Energy, Inc., 1630 North Meridian Street, Indianapolis, Indiana 46202, telephone (317) 926-3351 or 1-800-777-3389.

                                    THE PLAN

         The Corporation hereby offers its holders of Common Stock, without par value, and Employees the opportunity to purchase shares of Common Stock pursuant to the Corporation's Automatic Dividend Reinvestment and Stock Purchase Plan. The Plan consists of the following 41 questions and answers.

INTRODUCTION

1.  What does the Plan provide?

         The Plan provides an opportunity for all record holders of Common Stock to have dividends reinvested in additional shares of Common Stock to be purchased by the Plan either on the open market (sometimes referred to as "open market shares"), or directly from the Corporation, in the form of authorized but unissued shares (sometimes referred to as "new issue shares"). The Corporation has reserved the right to cause the Plan to purchase shares on the open market or newly issued shares as the Corporation determines from time to time in its sole discretion. (See answer to Question 40).

         If shareholders wish, they may also make voluntary cash payments of not less than $25 per month and not more than $50,000 in a calendar year for the same purpose. These voluntary cash payments may be made whether or not the shareholder has authorized the reinvestment of Common Stock dividends.

         As explained below, the cash dividends and any voluntary cash payments of a holder of the Corporation's Common Stock who elects to participate in the Plan will be applied by First Chicago Trust Company of New York, as Agent (see answer to Question 3), to the purchase of shares of Common Stock at a purchase price determined in the manner set forth in the answer to Question 13. The Corporation will pay most expenses incurred in connection with such purchases, including, any brokerage commissions incurred as a result of purchases of open market shares. A participant who makes voluntary cash payments through automatic monthly deductions will pay a fee of $2 per transaction. Charges may be incurred by a participant upon the sale of book-entry shares held in the participant's account. (See answers to Questions 20 and 22). Eligible Employees may also participate in the Plan. (See answers to Questions 34 through 39).



PURPOSE

2.  What is the purpose of this Plan?

     The purpose of the Plan is to provide holders of the Corporation's Common Stock with a simple and convenient method of investing cash dividends and voluntary cash payments in shares of Common Stock without payment of any brokerage commissions or service charges. In addition, Employees may invest through payroll deduction. To the extent that shares purchased by the Plan are newly issued shares purchased directly from the Corporation, the Corporation will receive additional funds for general corporate purposes.

ADMINISTRATION

3.  Who administers the Plan?

     First Chicago Trust Company of New York (the "Agent") administers the Plan and purchases shares of Common Stock as Agent for the Plan participants. The Common Stock acquired by the Agent will either be newly issued shares or shares purchased on the open market, as the Corporation determines in its sole discretion. The Agent in purchasing shares on the open market will have, consistent with applicable securities laws and regulations, absolute discretion to determine the volume, timing and price of such purchases. If you decide to participate in the Plan, the Agent will keep a continuous record of your participation in the Plan and send you a statement of your account under the Plan after each purchase affecting your account. Shares purchased through the Plan will be credited in book-entry form to your account. You may deposit your Common Stock certificates for conversion to book-entry shares which will be credited to your account. This will relieve you of the responsibility for the safekeeping of multiple certificates for shares purchased and protect you against loss, theft, or destruction of stock certificates.

         The Agent may be contacted as follows:

         Correspondence

         All correspondence and inquiries concerning the Plan should be directed to:

                           First Chicago Trust Company
                           P.O. Box 2598
                           Jersey City, NJ  07303-2598

         Be sure to include a reference to Indiana Energy, Inc. in your correspondence.



         Telephone

         Shareholder customer service, including sale of shares:  1-800-446-2617

         TDD: 1-201-222-4955. A telecommunications device for the hearing impaired is available.

         Outside the United States and Canada:  1-201-324-0498

         Internet

         Messages forwarded on the Internet will be responded to within one business day. The Agent's Internet address is http://www.fctc.com.

         E-mail

         The Agent's E-mail address is fctc_indianaenergy@em.fcnbd.com.

         An automated voice response system is available 24 hours a day, 7 days a week.

         Customer service representatives are available from 8:30 a.m. to 7:00 p.m. Eastern time each business day.

PARTICIPATION

4.  Who is eligible to participate in the Plan?

         All Common Stock shareholders of record whose stock certificates and/or book-entry shares are registered in their names and eligible Employees (except with respect to shares restricted under a restricted stock plan) are eligible to participate in the Plan. Any beneficial owners of Common Stock whose shares are registered in the name of a broker, trustee or other nominee may have shares transferred and registered in their own names in order to become eligible to participate in the Plan. Alternatively, beneficial owners may direct their broker to transfer all or any number of whole shares into their names in Direct Registration book-entry form. Beneficial owners should instruct their broker to re- register their shares with the Agent through the Direct Registration System and specify book-entry registration. Please contact the Agent at 1-800-446-2617 for more specific information. (See answers to Questions 34 through 39 for information concerning Employee participation.)

5.  How does an eligible shareholder participate?

     Eligible shareholders may become participants in the Plan by completing and signing the Enrollment Authorization Form provided by the Agent and returning it to the Agent. A postage paid envelope is provided for this purpose. An Enrollment Authorization Form may be obtained at any time by written request to the Agent or by calling 1-800-446-2617. Any correspondence addressed to the Agent concerning the Plan should refer specifically to the Indiana Energy, Inc. Automatic Dividend Reinvestment and Stock Purchase Plan.

6.  When may an eligible shareholder become a participant in the Plan?

     An eligible shareholder may join the Plan at any time. For shareholders electing participation in the Plan by having cash dividends reinvested, participation commences as follows. If an Enrollment Authorization Form directing that cash dividends be reinvested is received by the Agent prior to a dividend record date, then reinvestment in the Plan will commence on the related dividend payment date. (In the past, cash dividends on Common Stock have been paid on or about March 1, June 1, September 1 and December 1.) As to all eligible shareholders electing to reinvest cash dividends, the dividend paid on the date participation commences will not be sent to the shareholder but, instead, will be reinvested under the Plan. For example, if the Company declares a cash dividend on its Common Stock payable on March 1 to holders of record on February 15, the Enrollment Authorization Form must be received by the Agent prior to February 15 in order for the dividend paid on March 1 to be reinvested. If the Enrollment Authorization Form is received on or after the record date of February 15, the dividend paid on March 1 will be sent to the shareholder as usual and such shareholder's reinvestment in the Plan will commence on the date the next cash dividend on Common Stock is paid (in the past on June 1).

     For shareholders electing to participate in the Plan through the investment of voluntary cash payments, participation may begin at any time.

7.  What does the Enrollment Authorization Form provide?

          The Enrollment Authorization Form specifies the method by which an eligible shareholder elects to participate in the Plan. If the "FULL DIVIDEND REINVESTMENT" box is checked, then the Agent will invest in shares of Common Stock (a) all of the participant's cash dividends on both shares of Common Stock registered in the participant's own name in stock certificate form and book-entry shares credited to the participant's account, and (b) any voluntary cash payments made by the participant. If the "PARTIAL DIVIDEND REINVESTMENT" box is checked, the participant must specify, in the box provided for that purpose, the number of shares of Common Stock on which cash dividends will be sent to the participant. The number of shares specified in the box includes shares registered in the participant's own name in stock certificate form and book-entry shares credited to the participant's account. The Agent will invest in shares of Common Stock (a) the cash dividends on the remainder of both shares registered in the participant's own name in stock certificate form, and book-entry shares credited to the participant's account, and (b) any voluntary cash payments made by the participant. If the "VOLUNTARY CASH PAYMENTS ONLY (NO DIVIDEND REINVESTMENT)" box is checked, then the Corporation will send directly to the participant cash dividends on both shares of Common Stock registered in the participant's own name in stock certificate form and book-entry shares credited to the participant's account, but the Agent will invest the participant's voluntary cash payments in shares of Common Stock.

     Under the Plan, dividends will be reinvested, paid in cash, or both, as designated on the Enrollment Authorization Form until a participant specifies otherwise.

   8. May a shareholder have cash dividends reinvested under the Plan with respect to less than all of the shares of Common Stock registered in the shareholder's name?

     A shareholder may have cash dividends reinvested under the Plan with respect to all or a portion of the shares of Common Stock registered in the shareholder's name. Shares registered in the shareholder's name include both shares held by the shareholder in stock certificate form and book-entry shares credited to the shareholder's account. If a shareholder has shares of Common Stock registered in more than one name (for example, some shares registered in the name of "John Doe" and others registered in the name "John J. Doe"), or the shares are registered in the name of the shareholder and another person (for example, as a joint tenant with his or her spouse), the shareholder will receive an Enrollment Authorization Form for each such registered name or names. In that case the shareholder (and such other person) has the election of signing and returning any or all such Enrollment Authorization Forms, specifying on each the number of shares on which dividends are to be paid in cash; dividends on any remaining shares will be reinvested.

9.  How may participants change investment options?


     A participant may change the investment option at any time by telephoning the Agent or by completing and signing a new Enrollment Authorization Form and returning it to the Agent. A change in investment option affecting the reinvestment of cash dividends will be effective on a dividend payment date if the Enrollment Authorization Form is received by the Agent prior to the related dividend record date. (See Question 6). If the Enrollment Authorization Form is received by the Agent on or after the related dividend record date, the change will be effective on the dividend payment date for the following quarter.

COSTS

10.  Are any fees or expenses incurred by participants in the Plan?

     Except as provided below, all costs of administration of the Plan, including service fees and brokerage commissions on purchases of open market shares, will be paid by the Corporation. However, if a participant requests the Agent to sell all or part of the shares credited to his or her account, the participant will pay a service fee (currently $10), any related brokerage commission (currently 12 cents per share sold) and any other costs due as discussed in the answer to Question 22. If a participant withdraws all book-entry shares credited to his or her account, a payment for any fractional share interests in the account will be paid in cash to the participant in the amount and on the basis described in the answer to Question 20. As described in the answer to Question 16, participants who elect to make voluntary cash payments through Automatic Monthly Deductions, will pay a fee of $2 per transaction.

PURCHASES

11.  How many shares of Common Stock will be purchased for a participant?

     The number of shares to be purchased for each participant on an Investment Date will depend on the amount of the participant's dividends and/or voluntary cash payments to be invested and the price per share of the shares of Common Stock to be purchased. Each participant's account will be credited as of each Investment Date with that number of shares, including fractions computed to three decimal places, equal to the total amount to be invested on behalf of that participant on that date divided by the purchase price of each share of Common Stock. The purchase price is as determined as provided in the answer to Question 13.

12. How and when will shares of Corporation's Common Stock be purchased under the Plan?

         The Plan permits Common Stock dividends to be reinvested beginning on any dividend payment date (usually March 1, June 1, September 1 and December 1) and voluntary cash payments to be invested beginning on the first day of each month, or the next succeeding trading day if any such date should not be a trading day. On each Investment Date on which a dividend is paid, the Corporation will pay to the Agent the total amount of dividends payable on the shares subject to dividend reinvestment under the Plan. The Agent will use that amount, along with all voluntary cash payments then held by the Agent under the Plan, to purchase shares of Common Stock for the accounts of participants at the purchase price set forth in the answer to Question 13. If the Corporation directs the Agent to purchase shares on the open market, it is expected that the Agent will normally purchase shares beginning on the

Investment Date and will complete the purchases within 30 days. However, in purchasing shares on the open market, the Agent will have, consistent with applicable securities laws and regulations, absolute discretion to determine the volume, timing and price of such purchases. Neither the Corporation nor any participant will have any authority or power to direct the time or price at which shares will be purchased, or the selection of the broker or dealer through or from whom purchases will be made. If the Corporation elects to make available new issue shares for purchase, the Agent will purchase shares of Common Stock from the Corporation on the Investment Date. In months dividends are not paid, shares will be purchased with all voluntary cash payments then held by the Agent in the manner described above.

13.  What will be the price of shares of Common Stock purchased under the Plan?

         The price per share of the open market share purchases of Common Stock for allocation to the accounts of the Plan participants as of an Investment Date will be the weighted average price paid by the Agent for all open market shares which were purchased by the Agent for that month.

         If the Corporation elects to make available new issue shares for purchase, the price per share of any new issue shares of Common Stock purchased from the Corporation on any Investment Date on behalf of participants in the Plan will be the closing price of the Corporation's shares of Common Stock on the Composite Tape on the Investment Date (or the next trading day if the New York Stock Exchange is closed on the Investment Date). If no trading occurs in the Common Stock on the Investment Date, the purchase price will be the closing price on the next trading day on which shares are traded.

VOLUNTARY CASH PAYMENTS

14.  How does the cash payment option work?

         Voluntary cash payments received from the participant by the Agent prior to an Investment Date will be invested each month to purchase shares of Common Stock. The Agent will return voluntary cash payments to a participant upon telephonic or written request from a participant at least two business days prior to the Investment Date.

         If a shareholder wishes to participate only through the investment of voluntary cash payments, the shareholder must check the "VOLUNTARY CASH PAYMENTS ONLY (NO DIVIDEND REINVESTMENT)" box on the Enrollment Authorization Form.

15.  How are voluntary cash payments made by check or money order?

         The option to make cash payments by check or money order is available to participants each month. Voluntary cash payments by a participant cannot be less than $25 per payment or more than a total of $50,000 in a calendar year. If the Agent receives payments totaling more than $50,000 in a calendar year from a participant, the amount by which the payments exceed $50,000 will be returned to the participant.

         A voluntary cash payment may be made by a participant when enrolling by enclosing a check or money order in United States dollars (made payable to First Chicago - Indiana Energy) with the

Enrollment Authorization Form. Thereafter, voluntary cash payments may be made through the use of cash payment forms attached to each participant's statement of account. The same amount of money need not be sent each month and there is no obligation to make a voluntary cash payment each month.

How are voluntary cash payments made by Automatic Monthly Deductions?

         Participants may make voluntary cash payments of not less than $25 per transaction nor more than $50,000 in a calendar year by means of a monthly automatic electronic funds transfer ("Automatic Monthly Deduction") from a predesignated account at a United States bank or financial institution. If the Agent receives payments totaling more than $50,000 in a calendar year from a participant, the amount by which the payments exceed $50,000 will be returned to the participant. A $2 transaction fee will be subtracted from the amount deducted from the participant's bank account prior to each investment.

         To initiate Automatic Monthly Deductions, a participant must complete and sign an Authorization Form for Automatic Deductions and return it to the Agent together with a voided blank check or savings account deposit slip for the account from which funds are to be drawn. Forms will be processed and will become effective as promptly as practicable; however, participants should allow four to six weeks for their first investment to be initiated.

         Once Automatic Monthly Deductions are initiated, funds will be drawn from the participant's designated bank account on the third business day preceding each monthly Investment Date.

         Participants may change the amount of their Automatic Monthly Deduction by completing and submitting to the Agent a new Authorization Form for Automatic Deductions. If the participant closes or changes a bank account, a new Authorization Form for Automatic Deductions must be completed and submitted to the Agent. To be effective with respect to a particular Investment Date, the new Authorization Form for Automatic Deductions must be received by the Agent at least six business days preceding such Investment Date. A participant may discontinue automatic deductions by notifying the Agent by telephone or in writing.



17. Will interest be paid by the Corporation or the Agent on any voluntary cash payments made under the Plan?

         No. Interest will not be paid by the Corporation or the Agent on any voluntary cash payments held pending investment under the Plan. Therefore, it is suggested that any voluntary cash payment a participant wishes to make be sent so as to reach the Agent as close as possible and prior to the Investment Date. A participant should be aware of possible delays in the mail if payment is to be made in that manner.


REPORTS TO PARTICIPANTS

18.  What kind of reports will be sent to participants in the Plan?

         Each participant in the Plan will receive a statement after each purchase affecting the account showing the amounts invested, purchase prices, shares purchased and other relevant information. These statements are a participant's continuing record of purchases and should be retained for income tax purposes. In addition to a Prospectus for the Plan, each participant will receive copies of the same communications sent to every other holder of the Corporation's Common Stock, that is, the Annual Report to Shareholders, interim reports to shareholders, proxy solicitation materials and dividend information required by the Internal Revenue Service to be furnished by the Corporation and the Agent.

DIVIDENDS

19. Will participants receive cash dividends on fractional interests in shares credited to their accounts?

         Yes. Dividends on fractional share interests will be either reinvested in Common Stock or sent directly to participants, depending upon their selected investment option.

CERTIFICATES FOR SHARES

20.  Will certificates be issued for shares of Common Stock purchased?

         Shares of Common Stock purchased under the Plan will be registered in the name of the Agent (or its nominee), as Agent for participants in the Plan; and certificates for such shares will not be issued to participants except upon telephonic or written request. The number of shares credited to a participant's account under the Plan will be shown on the participant's statement of account. This procedure protects against loss, theft or destruction of stock certificates.

         Shares credited to a participant's account may be withdrawn by a participant by notifying the Agent by telephone or in writing specifying the number of shares to be withdrawn. Certificates for whole shares of Common Stock so withdrawn will be issued to and registered in the name of the Participant (see Questions 21 and 26).

     If a participant requests a stock certificate for all shares credited to his or her account, cash representing any fractional share interest will be mailed directly to the participant. The cash payment to each such participant will be based upon the then current market price, less any service fee, any brokerage commission and any other costs realized by the Agent when it sells such fraction. In order to effect the sale of such fractional interest, the Agent will combine the sale of fractional share interests to which other withdrawing participants are entitled so as to be able to effect the sale of whole shares. The Agent will do this as soon as possible.

         Shares credited to the account of a participant may not be pledged. A participant who wishes to pledge such shares must request that certificates for such shares be issued in the participant's name.

21.  In whose name will certificates be registered when issued?

         Upon telephonic or written request by the participant, certificates will be issued in the name in which the participant's account is maintained, or, in such other names as may be designated upon receipt of appropriate instruments of assignment.

SALE OF SHARES

May participants sell book-entry shares credited to their accounts?

         Yes. Participants may request the Agent to sell any number of book-entry shares credited to their accounts by completing the information on the bottom portion of their account statement or by giving detailed written instructions to the Agent. Alternatively, the participant may call the Agent at 1-800-446- 2617. The Agent will initiate the sale as soon as practicable after receiving the notification. Sales will be made for the participant's account on the open market through a securities broker designated by Agent. The participant will receive the proceeds, less an applicable service fee (currently $10) and brokerage commission (currently 12 cents per share sold). Proceeds of shares will be paid to the participant by check.

DEPOSIT OF STOCK CERTIFICATES

23. May participants deposit their Common Stock certificates with the Agent for conversion to book-entry shares?

         At the time of enrollment in the Plan, or at any later time, participants may deposit any Common Stock certificates in their possession with the Agent for credit as book-entry shares to their accounts. If a certificate issuance is later requested, a new, differently numbered certificate will be used.

         Participants who wish to deposit their Common Stock certificates must mail their request and their certificate to the Agent. The certificates should not be endorsed.

         To insure against loss resulting from mailing certificates, the Agent will provide mail insurance free of charge. To be eligible for certificate mailing insurance, participants must observe the following guidelines. Certificates must be mailed in brown, pre-addressed return envelopes supplied by the Agent. Envelopes may be obtained by calling the Agent at 1-800-446-2617. Certificates mailed to the Agent will be insured for up to $25,000 current market value provided they are mailed first class. Participants should contact the Agent for information about sending certificates having a current market value in excess of $25,000. Participants must notify the Agent of any lost certificate claim within thirty (30) calendar days of the date the certificates were mailed. To submit a claim, you must be a participant in the Plan or you must enroll in the Plan at the time the insurance claim is processed. The maximum insurance protection provided is $25,000 and coverage is available only when the certificates are sent to the Agent in accordance with the guidelines described above.

         Insurance covers the replacement of shares of Common Stock, but in no way protects against any loss resulting from fluctuations in the value of such shares from the time participants mail the certificates until replacements are made.

         If participants do not use a brown pre-addressed envelope provided by the Agent, it is recommended that certificates be sent to the Agent by registered mail, return receipt requested and insured for possible mail loss for 2% of the market value (minimum of $20.00); this represents participant's replacement costs if the certificates are lost in transit to the Agent.

STOPPING DIVIDEND REINVESTMENT




24. May a participant stop dividend reinvestment or voluntary cash payment investments?

     A participant may discontinue the reinvestment of cash dividends by changing his or her investment option as specified in the answers to Questions 7 and 9. Moreover, a participant may request by telephone or in writing that the Agent return any uninvested voluntary cash payment made, and such a request will be honored, if the Agent receives the request at least two business days before the Investment Date on which the voluntary cash payment would otherwise be invested.

25.  When may a participant stop reinvesting dividends under the Plan?

     A participant may stop reinvesting dividends under the Plan any time prior to a dividend record date by giving the Agent notice in writing or by telephone. If the request to discontinue dividend reinvestment is received by the Agent on or after the record date for a dividend payment, such request may not become effective until any dividend paid on the dividend payment date has been reinvested and the shares of Common Stock purchased are credited to the participant's account. The Agent, in its sole discretion, may either pay any such dividend in cash or reinvest it in Common Stock on behalf of the participant. If such dividend is reinvested, the Agent may sell the shares purchased and remit the proceeds to the participant, less any service fee, any brokerage commission and any other costs of sale. See Question 6 above for an example of approximate timing of dividend record and payment dates.

ACCOUNT MANAGEMENT

      What options are available to Plan participants regarding transfers of shares?

      Gift/Transfer of Shares

      If a participant wishes to transfer the ownership of all or part of the shares credited to the participant's account to an account for another person, whether by gift, private sale or otherwise, the participant may effect such transfer by mailing a properly executed stock power to the Agent. Transfers of less than all of the participant's book-entry shares must be made in whole share amounts. Requests for transfer are subject to the same requirements as the transfer of Common Stock certificates, including the requirement of Medallion Guarantee on the stock power. Stock

      Power Forms are available upon request from the Agent. Share Transfer Forms are also attached to account statements.

      Shares so transferred will continue to be held in book-entry form by the Agent. An account will be opened in the name of the recipient if he or she is not already a participant, and such recipient will automatically be enrolled in the Plan. If the recipient is not already a participant, the account will be enrolled under the full reinvestment option unless the donor specifies differently. The recipient may change the investment option after the gift has been made as described under Question 9 above.

      If a transfer involving ALL shares in a participant's account is received after a record date but before the related dividend payment date, the transfer will be processed when received, and a cash dividend will be paid to the participant. The participant may return the dividend check as an optional cash payment.

      The recipient will receive a statement showing the transfer of shares. Upon the participant's request, the Agent will also send the recipient, free of charge, an acknowledgement of the gift.

      Direct Registration System/Broker-Dealer Accounts

      Transfer shares from a broker account: Shareholders who own shares of Common Stock that are held by a bank, broker, or trustee in street or nominee name ("broker") may instruct their broker to have some or all of their shares transferred into the shareholder's name in Direct Registration System book-entry form. The Direct Registration System permits an investor to hold Common Stock as the registered owner of the Common Stock in book-entry form on the Corporation's books rather than (1) indirectly through a financial intermediary that holds the Common Stock in street name or in an account with a depository or (2) in the form of a stock certificate. Simply instruct your bank, broker or trustee to re-register your shares through the Direct Registration System and specify book-entry registration.

      Transfer shares to a broker account: To electronically transfer all or part of your book-entry shares held by the Agent to a broker account, a participant must establish a broker account number on his or her account with the Agent. To establish a broker account number, a participant must complete an "Authorization to Provide Broker/Dealer Information" form, available upon request from the Agent (1-800-446-2617) or a broker. Once a broker account number is established, a participant can then instruct the Agent to deliver to his or her broker the number of full shares a participant specifies. The Agent will electronically deliver shares within two business days of receiving and accepting instructions. The signature(s) on the Authorization to Provide Broker/Dealer Information form should be guaranteed by the broker/dealer with a Medallion Guarantee.

OTHER INFORMATION

27. What happens if the Corporation issues a stock dividend or declares a stock split?

     Any stock dividends or split shares of Common Stock distributed by the Corporation on shares held by the Agent in book-entry form for a participant's account or held by the participant in the form of stock certificates will be credited in book-entry form to the participant's account.

28. If the Corporation has a rights offering, how will the shares of Common Stock credited to a participant's account be handled?

         Participation in any rights offering will be based upon both shares of Common Stock held by the participant in stock certificate form and any whole book-entry shares credited to such participant's account.

29. What happens when a shareholder sells or transfers all of his or her shares of Common Stock in stock certificate form?

         If a participant disposes of all of the shares of Common Stock in stock certificate form, then the Agent will continue to either reinvest the cash dividends, or send the cash dividends directly to the participant, on the shares of Common Stock credited to the participant's account, depending upon the participant's investment option, until the participant notifies the Agent by telephone or in writing to the contrary. Voluntary cash payments may continue to be made by such participant as long as there are whole or fractional shares credited to the participant's account. If a participant holds less than one full share, the Corporation, from time to time, may instruct the Agent to sell the fractional share and forward the proceeds, less any service fee, brokerage commission and any other costs of sale, to the shareholder.

30.  What are the responsibilities of the Corporation and Agent under the Plan?

         Neither the Corporation, nor the Agent, as Plan Administrator, will be liable for any act done in good faith or for any good faith omission to act, including, any claim arising out of failure to cease reinvesting dividends for a participant's account upon such participant's death, the prices at which shares are purchased or sold for the participant's account, the times when purchases or sales are made or fluctuations in the market value of the Corporation's common stock. The participant should recognize that neither the Corporation nor the Agent can provide any assurance of a profit or protection against loss on any shares purchased under the Plan.

31.  How will a participant's shares be voted at meetings of shareholders?

         For each meeting of shareholders, a participant will receive proxy materials that will enable the participant to vote both shares held by the participant in stock certificate form and/or book-entry shares credited to the participant's account. If a participant elects, all shares may be voted in person at the shareholders' meeting.

FEDERAL INCOME TAX CONSEQUENCES

32.  What are the federal income tax consequences of participation in the Plan?

         If a participant reinvests dividends under the Plan, the participant will be treated for federal income tax purposes as having received a dividend in an amount equal to the cash dividend reinvested in shares of Common Stock under the Plan even though that amount is not actually received in cash but, instead, is applied to the purchase of shares for the participant's account. In addition, general rulings issued by the Internal Revenue Service indicate that a participant's share of brokerage commissions for purchases of open market shares (which will be paid by the Corporation) will be taxable as dividend income to that participant. A participant's adjusted basis in the shares of Common Stock acquired under the Plan will be equal to the amount required to be treated as a dividend, including any brokerage commissions allocated to such purchases.

         Common Stock purchased with voluntary cash payments will be treated in the same manner as Common Stock purchased outside of the Plan. A participant's adjusted basis in such shares will be equal to the price paid, increased by any brokerage commission (which will be paid by the Corporation) allocated to such purchases and treated as dividend income.

         A participant will not realize any taxable income when he or she receives certificates for whole shares credited to the participant's account upon a request for such certificates. However, a participant who receives, upon request, a cash payment for the sale of whole and/or fractional shares credited to such participant's account will realize gain or loss measured by the difference between the amount of the cash received and the participant's basis in such shares or fractional shares. Such gain or loss will be capital in character if such shares or fractional shares are a capital asset in the hands of the participant. For further information as to tax consequences of participation in the Plan, participants should consult with their own tax advisors.

         The tax information in this Question 32 is provided solely as a guide to participants and may be subject to change by future legislation. Participants are advised to consult their own tax advisors as to the federal and state income tax effects of participation in the Plan.

33. What provision is made for domestic and foreign shareholders whose dividends are subject to federal income tax withholding?

         Federal law requires the Agent to withhold an amount (currently 31%) from the amount of dividends and the proceeds of any sale of shares for a Participant if: (i) that Participant fails to certify to the Agent that the Participant is not subject to backup withholding, (ii) that Participant fails to certify that the taxpayer identification number provided is correct or (iii) the Internal Revenue Service notifies the Corporation that the Participant is subject to backup withholding. The withheld amounts will be deducted from the amount of dividends and the remaining amount will be reinvested in accordance with the Plan. The withheld amounts also will be deducted from the proceeds of any sale of shares and the remaining amount will be sent to the Participant.

     In the case of those foreign shareholders whose dividends are subject to United States income tax withholding, the amount of tax to be withheld will be deducted from the amounts of dividends and the remaining amount of dividends will be reinvested. In the case of those foreign shareholders whose sale proceeds are subject to withholding, the amount of tax to be withheld will be deducted from the proceeds of the sale of shares.

EMPLOYEE PARTICIPATION

34.  Which employees are eligible to join the Plan?

         All full-time Employees who have completed a total of six consecutive months of employment are eligible to participate in the Plan, except those individuals who are officers in the Corporation or its wholly-owned subsidiaries. Assistant officers are eligible to join the Plan.

35.  What are the rights of Employees under the Plan?

         Employees have the same rights under the Plan and are governed by the same terms and limitations as shareholders of the Corporation, except that eligible Employees (a) may enroll in the Plan to purchase shares with voluntary cash payments even though they are not registered holders of any shares of Common Stock, and (b) may arrange to make such voluntary cash payments through regular payroll deductions. Voluntary cash payments by an Employee, including payroll deductions, may not exceed $50,000 in a calendar year.

         Voluntary cash payments by Employees, including payroll deductions, will be applied by the Agent to the purchase of shares of Common Stock.

36.  How does an eligible Employee join the Plan?

         An eligible Employee may enroll in the Plan at any time to purchase shares of Common Stock with voluntary cash payments by completing an Employee Enrollment Form and returning it to the Human Resources Department of IEI Services, L.L.C. Employee Enrollment Forms and Withholding Authorization Forms can be obtained from the Human Resources department. If an employee elects to make voluntary cash payments directly to the Agent and does not authorize payroll deductions, the Enrollment Form must be accompanied by a check or money order for the initial payment.

         Employees who, as record holders of Common Stock, are already participating in the Plan do not need to complete an Employee Enrollment Form; however, they must complete a Withholding Authorization Form if they wish to make voluntary cash payments through payroll deductions. Any Employee who is or becomes a registered holder of shares may obtain from the Agent and execute a shareholder Enrollment Authorization Form in order to provide for the reinvestment of cash dividends on those shares.

37.  What is the limit on payroll deductions?

         An eligible Employee may authorize his or her employer to deduct a specified whole dollar amount from each pay period of each month. The minimum monthly deduction is $25. Once authorized, payroll deductions will continue until changed or terminated by the Employee.

38.  May Employees change or terminate payroll deductions?

         Yes. An Employee may change the amount deducted or terminate payroll deductions by giving written notice to the Human Resources Department. Employees should allow at least 15 days' processing time prior to the end of the pay period in which the deduction is made for any change in the amount of the deduction to become effective. Not more than two payroll deduction changes may be made in any calendar year. However, an Employee may terminate his or her payroll deduction at any time by giving reasonable notice to the Human Resources Department. Employees may terminate payroll deductions and continue to invest by making voluntary cash payments directly to the Agent.

39. What happens when an Employee-Participant leaves the Corporation or one of its wholly- owned subsidiaries?

         If an Employee-Participant ceases to be employed by the Corporation or one of its wholly-owned subsidiaries, the Agent will continue to either reinvest cash dividends or send cash dividends directly to the participant on the shares credited to the participant's account, depending upon the participant's investment option, until the participant notifies the Agent by telephone or in writing to the contrary. Participation in the Plan may continue as long as there are shares credited to the participant's account or held by the participant in stock certificate form.

MISCELLANEOUS

40.      May the Plan be changed or discontinued?

         The Corporation has the right to modify the Plan, or to suspend or terminate the Plan, at any time. All participants will receive notice of any such action. Any such modification, suspension or termination will not, of course, affect previously executed transactions. The Corporation also has the right to adopt, and from time to time to change, such administrative rules and regulations (not inconsistent in substance with the basic provisions of the Plan then in effect) as it deems desirable or appropriate for the administration of the Plan. In addition, the Corporation has the right to offer to the Plan newly issued shares or direct the Plan to purchase open market shares as the Corporation, from time to time, determines in its sole discretion. The Agent has the right to resign at any time upon reasonable written notice to the Corporation.

41.  Who interprets the Plan?

         The Corporation will interpret and regulate the Plan and any agreements which establish or administer the Plan, and the Corporation's interpretation and regulation will be conclusive.

USE OF PROCEEDS

         In the case of shares purchased for the Plan in the open market, the Corporation will not receive any of the proceeds of the offering. In the case of new issue shares, the proceeds received by the Corporation will be used for general corporate purposes.

         INDEMNIFICATION OF OFFICERS, DIRECTORS AND CONTROLLING PERSONS

         The Indiana Business Corporation Law (Indiana Code ss. 23-1-37) authorizes a corporation to indemnify its directors, officers, employees and agents against expenses in certain proceedings provided such person (i) acted in good faith, (ii) reasonably believed if acting in an official capacity, that his conduct was in the best interest of the corporation, or in all other cases, that his conduct was at least not opposed to the corporation's best interest, and
(iii) in the case of criminal proceedings, the individual had reasonable cause to believe that his conduct was lawful, or had no reasonable cause to believe that his conduct was unlawful. The Indiana Business Corporation Law provides further that a corporation shall indemnify its directors, officers, employees and agents who are wholly successful, on the merits or otherwise, against expenses in the defense of such proceedings. The Indiana Business Corporation Law provides, however, that this indemnification should not be deemed exclusive of any other indemnification rights provided by the Articles of Incorporation, By-Laws, resolution or other authorizations adopted by a majority vote of the voting shares then issued and outstanding.

         The Corporation's Articles of Incorporation, as amended, afford directors, officers, key employees, and, in some circumstances, persons acting in an agency capacity the right to indemnification not only against expenses incurred in defense of suit, but also against judgments, fines, penalties and reasonable amounts paid in settlement in connection with an action, suit or proceeding, if such indemnified persons have acted in good faith and in a manner reasonably believed to be in the best interest of the Corporation (or in certain circumstances not opposed to the Corporation's best interest) and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe that their conduct was unlawful.

         Such indemnification may apply to claims arising under the Securities Act of 1933, as amended. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling the Corporation pursuant to the foregoing provisions, the Corporation has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in that Act and is therefore unenforceable.

                                     EXPERTS

     The financial statements and schedules of Indiana Energy, Inc. for the fiscal year ended September 30, 1998, incorporated by reference in this Prospectus and the registration statement, have been examined by Arthur Andersen, L.L.P., independent public accountant, as indicated in its reports, and are incorporated by reference in this Prospectus in reliance upon the authority of such firm as an expert in accounting and auditing and giving such reports.

                                  LEGAL MATTERS

    The validity of the Plan shares will be passed upon for the Corporation by Barnes & Thornburg, 11 South Meridian Street, Indianapolis, Indiana 46204, outside counsel for the Corporation.

                                      NOTES

================================================================================
You should rely only on the information contained or incorporated by reference in this Prospectus. The Corporation has not authorized anyone to provide you with different or additional information. This Prospectus only relates to the registered securities it describes and is not an offer to sell or solicitation of an offer to buy such securities if unlawful. The information contained in this Prospectus is correct as of the date it was filed and is subject to change.

                                   ----------

                                TABLE OF CONTENTS

                                                                       Page

General Information                                                      2
Incorporation of Certain
    Information by Reference                                             2
The Plan                                                                 3
    Introduction                                                         3
    Purpose                                                              4
    Administration                                                       4
    Participation                                                        5
    Costs                                                                7
    Purchases                                                            8
    Voluntary Cash Payments                                              9
    Reports to Participants                                             11
    Dividends                                                           11
    Certificates for Shares                                             11
    Sale of Shares                                                      12
    Deposit of Stock Certificates                                       12
    Stopping Dividend Reinvestment                                      13
    Account Management                                                  14
    Other Information                                                   15
    Federal Income Tax
      Consequences                                                      16
    Employee Participation                                              17
    Miscellaneous                                                       19
    Use of Proceeds                                                     19
    Indemnification of Officers,
     Directors and Controlling
     Persons                                                            19
    Experts                                                             20
Legal Matters                                                           20

================================================================================

================================================================================


                                     IEI(TM)


                                     INDIANA
                                     ENERGY,
                                      INC.








                               Automatic Dividend
                                  Reinvestment
                                       and
                               Stock Purchase Plan

                           Amended and Restated as of
                                January 27, 1999




                                   PROSPECTUS



                             Dated February 12, 1999
================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.       Other Expenses of Issuance and Distribution.

     The following table sets forth the expenses to be incurred in connection with the issuance and distribution of the securities begin registered. All amounts shown are estimates, except the registration fee.

           Registration fee                          $     1,157
           Trustees' and transfer agents' fees       $       500
           Costs of printing                         $     4,500
           Fees and expenses of attorneys            $     2,000
           Fees and expenses of accountants          $     2,000
           Miscellaneous                             $       500
                                                     -----------

                    Total                            $    10,657

Item 15.          Indemnification of Directors and Officers.

         The following discussion of the indemnification provisions of the Indiana Business Corporation Law (Indiana Code Section 23-1-37) (the "BCL"), which applies to the Company, is a summary, is not meant to be complete, and is qualified in its entirety by reference to the BCL.

         The BCL authorizes a corporation to indemnify its directors, officers, employees and agents against expenses in certain proceedings provided such person (i) acted in good faith, (ii) reasonably believed if acting in an official capacity, that his conduct was in the best interest of the corporation, or in all other cases, that his conduct was at least not opposed to the corporation's best interest, and (iii) in the case of criminal proceedings the individual had reasonable cause to believe that his conduct was lawful, or had no reasonable cause to believe that his conduct was unlawful. The BCL provides further that a corporation shall indemnify its directors, officers, employees, and agents who are wholly successful, on the merits or otherwise, against expenses in the defense of such proceedings. The BCL provides, however, that this indemnification should not be deemed exclusive of any other indemnification rights provided by the Articles of Incorporation, By-Laws, resolution or other authorizations adopted by a majority vote of the voting shares then issued and outstanding.

         Under the same statute, an Indiana corporation may purchase and maintain insurance on behalf of any person who is or was a director, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of the BCL.

         Section 8.08, Clause (b) of Article 8 of the Amended and Restated Articles of Incorporation, as amended, of the Company provides as follows:

                  Clause (b). Indemnification of Corporate Persons and Related Matters. The following provisions apply to the indemnification by the Corporation of Corporate Persons and matters related thereto:

                           (i) Indemnification  Standards. The Corporation shall
                  indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil or criminal, administrative or investigative, formal or informal (an "Action"), by reason of the fact that he is or was a Corporate Person of the Corporation or is or was serving at the request of the Corporation as a Corporate Person, partner, trustee or member or in another authorized capacity (collectively, an "Authorized Capacity") of or for another Legal Entity, whether or not organized or formed for profit (collectively, "Another Entity"), against expenses (including attorneys' fees) ("Expenses") and judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such Action, if such person (1) acted in good faith, (2) acted in a manner he reasonably believed (A) with respect to actions as a Corporate Person of the Corporation, to be in the best interests of the Corporation, or (B) with respect to actions in an Authorized Capacity of or for Another Entity, was not opposed to the best interests of the Corporation, and (3) with respect to any criminal Action, either (A) had reasonable cause to believe his conduct was lawful, or (B) had no reasonable cause to believe his conduct was unlawful. The termination of any Action by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, be determinative that the person did not meet the standards for indemnification set forth in this Clause (b)(i) (the "Indemnification Standards").

                           (ii) Indemnification in Successfully Defended Actions. To the extent that a person who is or was a Corporate Person of the Corporation, or is or was serving at the request of the Corporation in an Authorized Capacity of or for Another Entity, has been successful on the merits or otherwise in the defense of any Action referred to in Clause (b)(i) above, or in the defense of any claim, issue or matter in any such Action, the Corporation shall indemnify him against Expenses actually and reasonably incurred by him in connection therewith.

                           (iii) Indemnification Procedure.  Unless ordered by a
                  court, any indemnification of any person under Clause (b)(i) above shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of such person is proper in the circumstances because he met the Indemnification Standards. Such determination shall be made
                  (1) by the Board, by a majority vote of a quorum consisting of Directors who are not at the time parties to the Action involved ("Parties"); or (2) if a quorum cannot be obtained under Subparagraph (1), by a majority vote of a Committee duly designated by the Board (in which designation Directors who are Parties may participate), consisting solely of two or more Directors who are not at the time Parties; or (3) by written opinion of independent legal counsel (A) selected by the Board or Committee in the manner prescribed in Subparagraphs (1) or
                  (2), respectively, or (B) if a quorum cannot be obtained and a Committee cannot be designated under Subparagraphs

                  (1) and (2), respectively, selected by a majority of the full Board, in which selection Directors who are Parties may participate; or (4) by the Shareholders who are not at the time Parties, voting together as a single class.

                           (iv)  Advances  for  Expenses.   Expenses  reasonably
                  incurred in defending an Action by any person who may be entitled to indemnification under Clause (b)(i) above may be paid by the Corporation in advance of the final disposition of such Action if (1) such person furnishes the Corporation with
                  (A) a written affirmation of his good faith belief that he has met, and (B) a written undertaking, executed personally or on his behalf, to repay the advance (an "Undertaking") if it is ultimately determined that he did not meet, the Indemnification Standards; and (2) a determination is made, under the procedure set forth in Clause (b)(iii) above, that the facts then known to those making the determination would not preclude indemnification under Clause (b)(i) above. An Undertaking must be an unlimited general obligation of the person making it, but need not be secured and may be accepted by the Corporation without further reference to such person's financial ability to make repayment.

                           (v) Rights Not Exclusive. The indemnification provided in these Articles (1) shall not be deemed exclusive of any other rights to which a person seeking indemnification may be entitled under (A) any law, (B) the By-Laws, (C) any resolution of the Board or of the Shareholders, (D) any other authorization, whenever adopted, after notice, by a majority vote of all Shares entitled to vote on General Voting Matters, or (E) the articles of incorporation, code of by-laws or other governing documents or any resolution of or other authorization by the directors, shareholders, partners, trustees, members, owners or governing body, of Another Entity; (2) shall inure to the benefit of the heirs, executors and administrators of such person; and (3) shall continue as to any such person who has ceased to be a Corporate Person of the Corporation or to be serving in an Authorized Capacity for Another Entity.

                           (vi) Insurance.  The Corporation  shall have power to
                  purchase and maintain insurance on behalf of any person who is or was a Corporate Person of the Corporation, or is or was serving at the request of the Corporation in an Authorized Capacity of or for Another Entity, against any liability asserted against and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Clause (b).

                           (vii) Definition of Corporation.  For the purposes of
                  this Clause (b), references to "the Corporation" include any constituent corporation absorbed in a consolidation or merger (a "Constituent") as well as the resulting or surviving corporation (the "Survivor"), such that any person who is or was a Corporate Person of such a Constituent, or is or was serving at the request of such Constituent in an Authorized Capacity of or for Another Entity, shall stand in the same position under the provisions of this Clause (b) with respect to the Survivor as he would if he had served the Survivor, or at his request, in the same capacity.

                  The Company maintains directors' and officers' liability insurance with an annual aggregate limit of $35,000,000 for the current policy period, subject to a $200,000 deductible at the corporate level, for each wrongful act where corporate reimbursement is available to any director or officer. When corporate reimbursement is not available as prescribed by applicable common law, statutory law or the Company's governing documents, the insurer will reimburse the directors and officers with no deductible with respect to losses sustained by them for specified wrongful acts while acting in their capacities, individually or collectively, as such directors or officers.

Item 16.          Exhibits.

         The exhibits required by this item are listed on page E-1.

Item 17.          Undertakings.

                  (a) The undersigned registrant hereby undertakes (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that clauses (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by the registrant pursuant to
         Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

           Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Indianapolis, the State of Indiana, on February 12, 1999.
                                          INDIANA ENERGY, INC.

                                          By:  /s/ Niel C. Ellerbrook
                                          -----------------------------------
                                          Niel C. Ellerbrook, President and
                                          Chief Operating Officer

           Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature                            Title                     Date
---------                            -----                     ----

1.  Principal Executive Officer:

/s/ Niel C. Ellerbrook               President and             February 12, 1999
---------------------------           Chief Operating Officer
Niel C. Ellerbrook


2.  Principal Financial Officer:

/s/ Carl L. Chapman                  Chief Financial Officer   February 12, 1999
---------------------------
Carl L. Chapman


3.  Principal Accounting Officer

/s/ Jerome A. Benkert                Vice President            February 12, 1999
---------------------------           and Controller
Jerome A. Benkert


4.  A Majority of the
    Board of Directors


Paul T. Baker                        Director
Niel C. Ellerbrook                   Director
Lawrence A. Ferger                   Director
Otto N. Frenzel III                  Director
Anton H. George                      Director
Don E. Marsh                         Director                  February 12, 1999
William G. Mays                      Director
J. Timothy McGinley                  Director
Richard P. Rechter                   Director
James C. Shook                       Director
Jean L. Wojtowicz                    Director
John E. Worthen                      Director


By: /s/ Niel C. Ellerbrook
    ---------------------------------------
      (Niel C. Ellerbrook, Attorney-in-Fact)

                                  EXHIBIT INDEX




       Exhibit Number                                            Description

          3-A Amended and Restated Articles of Incorporation are incorporated by reference to Exhibit 3-A to the
                 Registrant's Quarterly Report on Form 10-Q for the quarterly period ended December 31, 1997.

          3-B Amended and Restated By-Laws are incorporated by reference to Exhibit 3-A to the Registrant's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1997

          4-A Applicable provisions of Registrant's Amended and Restated Articles of Incorporation are incorporated by reference to
                 Exhibit 3-A to the Registrant's Quarterly Report on Form 10-Q for the quarterly period ended December 31, 1997

          4-B Amended and Restated Rights Agreement between Registrant and Continental Bank, N.A. (now First Chicago Trust Company of New York), as Rights Agent, including form of Right Certificate, dated as of July 30, 1986, as amended and restated as of December 8, 1989 and as further amended and restated as of May 31, 1996 is incorporated by reference to Exhibit 1 to Registrant's Amendment to Registration Statement on Form 8-A filed June 17, 1996.

          4-C Indenture dated February 1, 1991, between Indiana Gas Company, Inc. and Continental Bank, N.A. and four supplemental indentures thereto are incorporated by reference to Exhibit 4(a) to Indiana Gas Company, Inc.'s Current Report on Form 8-K dated February 1, 1991, and filed February 15, 1991, to Exhibit 4(b) to Indiana Gas Company, Inc.'s Current Report on Form 8-K dated February 1, 1991, and filed February 15, 1991, to Exhibit 4(b) to Indiana Gas Company, Inc.'s Current Report on Form 8-K dated September 15, 1991, and filed September 25, 1991, to
                 Exhibit 4(c) to Indiana Gas Company, Inc.'s Current Report on Form 8-K dated September 15, 1991 and filed September 25, 1991, to Exhibit 4(b) to Indiana Gas Company, Inc.'s Current Report on Form 8-K dated December 1, 1992, and filed December 8, 1992

          4-D Officers' Certificate pursuant to Section 301 of the Indenture dated as of April 5, 1995, is incorporated by reference to Exhibit 4(a) to Indiana Gas Company, Inc.'s Current Report on Form 8-K dated and filed April 5, 1995, and Officers' Certificate pursuant to Section 301 of the Indenture dated as of November 19, 1997 is incorporated by reference to Exhibit 4 to Indiana Gas Company, Inc.'s Report on Form 8-K dated November 19, 1997 and filed December 5, 1997.

          5 Opinion of Barnes & Thornburg with respect to the legality of the securities registered hereunder

          23-A   Consent of Arthur Andersen LLP

          23-B Consent of Barnes & Thornburg is included in the opinion of counsel filed as Exhibit 5

          24 Power of Attorney executed by directors and officers on whose behalf this registration statement was signed